Exhibit 99.1

“The Good Food Company”

FOR RELEASE UPON RECEIPT

May 24, 2012

Heinz Fourth-Quarter EPS Rose 17.4% to $0.81 before Special Charges ($0.54 Reported)

and Sales Grew 5.6% Driven by Emerging Markets and Global Ketchup

Fiscal 2012 Fourth-Quarter Highlights

•	Sales grew 5.6% to $3.05 billion

•	Heinz delivered its 28th consecutive quarter of organic sales (volume plus price) growth (4.5%)

•	Emerging Markets delivered 17.0% organic sales growth (30.7% reported)

•	Global Ketchup posted 8.3% organic sales growth (6.8% reported)

•	Top 15 Brands delivered organic sales growth of 4.8% (7.7% reported) led by Heinz®, Master®, ABC® and Complan® brands

•	Operating income grew 6.9% to $414 million, excluding special charges ($301 million reported)

•	Net income grew 16.8% to $261million, excluding special charges. Reported net income was $175 million

Fiscal 2012 Full-Year Highlights

•	Sales grew 8.8% to a record $11.6 billion, fueled by growth in Emerging Markets, Top 15 Brands and Global Ketchup

•	Emerging Markets generated strong double-digit organic sales growth, up 16.4% (40.9% reported), and a record 21% of the Company’s total sales

•	Global Ketchup delivered organic sales growth of 8.0% (9.7% reported)

•	Top 15 Brands delivered 5.0% organic sales growth (12.3% reported)

•	EPS grew 9.5% to $3.35, excluding special charges ($2.85 reported)

•	Reported net income was $923 million; Net income before special charges was $1.09 billion

•	The Company generated strong operating free cash flow (OFCF) of $1.08 billion. Excluding special charges, OFCF was $1.21 billion

Fiscal 2013 Outlook

•	Heinz expects organic sales growth of at least 4%

•	Heinz expects constant currency EPS growth of 5-8% on a continuing operations basis and excluding special items in FY12

•	The Company anticipates more than $120 million in incremental business building investments

•	Emerging Markets expected to approach 25% of Company’s total sales

•	At recent average foreign exchange rates, expected EPS growth could be reduced by 2%

•	The Company anticipates another strong performance in cash flow, targeting operating free cash flow of $1.1 billion

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Results excluding charges for productivity initiatives represent the Company’s reported results adjusted to exclude charges for workforce reductions, factory closures and other implementation costs taken in Fiscal 2012 to accelerate growth. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating free cash flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year) and the impact of current-year foreign currency translation hedges.

PITTSBURGH – H.J. Heinz Company (NYSE:HNZ) today reported strong fourth-quarter results, including 5.6% sales growth and 17.4% growth in earnings per share to $0.81 excluding special charges for productivity initiatives ($0.54 reported).

Fourth-quarter sales grew to $3.05 billion, led by double-digit growth in Emerging Markets, higher Global Ketchup sales and growth in our Top 15 Brands. Sales also benefited from two extra shipping days in the quarter, which ended April 29, 2012.

Heinz Chairman, President and CEO William R. Johnson said: “Heinz delivered strong fourth-quarter results led by our trio of growth engines – Emerging Markets, Global Ketchup and our Top 15 Brands. Excluding special charges, Heinz grew earnings per share by more than 17% and we delivered our 28th consecutive quarter of organic sales growth, supported by increased investments in marketing, productivity and Emerging Markets capabilities.”

Emerging Markets were the biggest growth driver in the fourth quarter with organic sales growth of 17.0% (30.7% reported). The acquisition of Quero® in Brazil drove an additional 3.1% increase in total sales in the fourth quarter.

Global Ketchup delivered organic sales growth of 8.3% in the fourth quarter (6.8% reported) driven by higher sales in Latin America, North America, the U.K. and Russia.

The Company’s Top 15 Brands delivered organic sales growth of 4.8%, (7.7% reported). The organic growth was fueled by the Heinz® brand globally, Master® soy sauce in China, Complan® nutritional beverages in India and ABC® sauces and drinks in Indonesia.

Overall, the Company’s global portfolio delivered organic sales growth of 4.5% (5.6% reported) in the quarter, reflecting a 3.0% increase in net pricing and 1.5% growth in volume. Acquisitions, net of divestitures, increased reported sales by 2.4%. Unfavorable foreign exchange translation rates decreased sales by 1.3%.

Heinz incurred charges in the fourth quarter for initiatives to improve global productivity. In the quarter, Heinz recorded pre-tax charges of $113 million or $0.27 per share related to these initiatives.

Gross profit grew 1.2%, excluding charges for productivity initiatives, largely due to higher pricing, productivity improvements and the acquisition of Quero®, partially offset by higher commodity costs. Gross profit margin, excluding charges, decreased 150 basis points to 34.8%

as higher commodity costs and an unfavorable sales mix more than offset higher pricing and productivity improvements. Including charges, gross profit decreased 4.4% to $1 billion and gross profit margin decreased 340 basis points to 32.9%.

Marketing for the quarter increased 7.7% and 10 basis points as a percentage of sales. SG&A expense, excluding marketing, decreased 4.3% on a dollar basis to 17.1% of sales, before charges for productivity initiatives. Including the charges but excluding marketing, SG&A rose 5.6% to $576 million and was flat as a percentage of sales at 18.9%. This includes higher investment spending on Project Keystone, a global project to upgrade and harmonize systems and processes. Operating income grew 6.9%, excluding charges for productivity initiatives. Including the charges, Heinz reported operating income of $301 million.

The effective tax rate, excluding the impact of productivity initiatives in the fourth quarter, was 23.2% versus 29.3% a year ago.

Net income grew 16.8%, excluding charges for productivity initiatives. Including charges, Heinz reported net income of $175 million.

Heinz reported operating free cash flow of $608 million in the quarter.

FY12 Full-Year Results

Sales for the full year grew 8.8% to $11.6 billion, driven primarily by double-digit growth in Emerging Markets, which generated a record 21% of the Company’s total sales, as well as strong growth in the Company’s Top 15 Brands and in Global Ketchup. Sales also benefited from two extra shipping days during the year.

The accelerating growth in Emerging Markets reflected organic sales growth of 16.4% (40.9% reported) and the Fiscal 2011 acquisitions of Quero® in Brazil and Foodstar in China, which drove an additional 4.0% increase in total Company sales.

Global Ketchup delivered strong organic sales growth of 8.0% (9.7% reported) for the year, driven by strong performance in Latin America, North America, the U.K. and Russia.

The Company’s Top 15 Brands produced organic sales growth of 5.0% (12.3% reported) for the year, driven by the Heinz®, Master®, Complan® and ABC® brands. Favorable foreign exchange increased sales by 1.8% while the decision to exit the Boston Market® license reduced sales by 0.5%.

Overall, the Company’s global portfolio delivered organic sales growth of 3.5% for the year, reflecting a 3.8% increase in net pricing and a 0.3% decline in volume. Acquisitions, net of divestitures, increased reported sales by 3.5%. Favorable foreign exchange translation rates increased sales by 1.8%.

For the full year, Heinz incurred special charges for initiatives to improve global productivity of $224 million pre-tax or $0.50 of EPS and $122 million of cash flow, in line with Company expectations.

Gross profit grew 4.7%, excluding special charges for productivity initiatives, to $4.14 billion for the year. Pricing and productivity more than offset total inflation at gross profit. In line with food industry trends, gross profit margin declined 140 basis points to 35.5%, reflecting commodity cost inflation, unfavorable sales mix and the impact of recent acquisitions, partially offset by higher pricing and productivity improvements. Including charges for productivity initiatives, gross profit increased 1.2% to $4 billion and gross profit margin declined 260 basis points to 34.3%.

Heinz increased its marketing spending for the year by 9.4% to support growth and build brand equity. Heinz also invested almost $80 million in Project Keystone.

Operating income for the year grew 1.7%, excluding special charges for productivity initiatives, to $1.68 billion. Higher sales and effective cost management more than offset the impact of lower gross margin and higher marketing investment. Including the charges, Heinz reported full-year operating income of $1.45 billion.

Net income attributable to the H.J. Heinz Company grew 9.8%, excluding charges for productivity initiatives, to $1.09 billion, driven by higher sales and a lower effective tax rate. Including the charges, reported full-year net income was $923 million.

Earnings per share for the year grew 9.5%, excluding charges for productivity initiatives, to $3.35. EPS was favorably impacted by $0.06 from currency translation and translation hedges. Including special charges, Heinz reported diluted earnings per share of $2.85.

On a constant currency basis, full-year sales grew 7.0% and earnings per share increased 7.5%, excluding charges for productivity initiatives.

Heinz reported strong Return on Invested Capital (ROIC) of 19.2% excluding charges related to productivity initiatives. Heinz expects ROIC in FY13 to be 20.0%.

Heinz reported strong operating free cash flow of $1.08 billion, its third consecutive year exceeding $1 billion. Excluding special charges, OFCF was $1.21 billion.

Fiscal 2013 Outlook

Heinz expects organic sales growth of at least 4%. The Company also expects constant currency EPS growth of 5-8% ($3.52 to $3.62) from continuing operations, excluding special charges in FY12. Heinz also expects operating free cash flow of $1.1 billion. The Company also anticipates more than $120 million in incremental business building investments. Heinz expects the effective tax rate to be in line with Fiscal 2012.

Commenting on the outlook, Mr. Johnson said: “In Fiscal 2013, Heinz expects to deliver strong growth in sales and earnings per share, reflecting double-digit growth in Emerging Markets, strong investments in our brands and businesses, the benefits of prior year productivity initiatives and effective cost management.”

Over the next three to five years, Heinz is aiming for constant currency EPS growth of 6 to 9% and organic sales growth of 4 to 5% on average.

Heinz also announced today that it will raise the annualized common stock dividend by 14 cents to $2.06 per share, an increase of 7.3%, reflecting confidence in the Company’s strong performance and cash flow. (See separate press release).

FOURTH-QUARTER AND FULL-YEAR OPERATING RESULTS BY BUSINESS SEGMENT

North American Consumer Products

In the fourth quarter, reported sales decreased 2.2% to $843 million. Organic sales increased 0.4%. Net pricing increased 2.1% while volume declined 1.7%, primarily reflecting softness in Ore-Ida potatoes. Unfavorable foreign exchange translation rates decreased sales by 0.4%. Sales decreased 2.2% from the Company’s divestiture of the Boston Market® license. Operating income decreased 5.0% to $192 million, reflecting lower sales, higher commodity costs and increased marketing, partially offset by a reduction in general and administrative expenses.

For the full year, sales decreased 0.7% to $3.24 billion. Organic sales increased 0.5%. Net pricing increased 2.8%. Volume declined 2.3%, impacted by reduced promotional activity and price increases. Favorable foreign exchange translation rates increased sales by 0.3%. Sales were reduced by 1.6% from the Company’s divestiture of the Boston Market® license. Operating income decreased 2.5% to $812 million.

U.S. Foodservice

In the fourth quarter, both reported and organic sales grew 3.5% to $382 million. Net pricing increased 2.3%. Volume increased 1.2%, led by growth in branded ketchup and sauces. Operating income grew 38.4% to $52 million, reflecting higher sales and a streamlined cost structure.

For the full year, both reported and organic sales grew 0.4% to $1.42 billion. Pricing increased 2.6%. Volume decreased 2.2%, reflecting ongoing weakness in restaurant traffic and the impact of pricing. Operating income declined 5.5% to $166 million, due to higher commodity costs.

Europe

In the fourth quarter, reported sales grew 1.2% to $905 million. Organic sales increased 5.3%. Net pricing increased 3.7% and volume increased 1.6%, led by the U.K. and Russia. Unfavorable foreign exchange translation rates decreased sales by 4.1%. Operating income decreased 1.0% to $165 million, reflecting unfavorable foreign exchange and higher marketing expense, partially offset by lower general and administrative expenses.

For the full year, sales grew 6.3% to $3.44 billion. Organic sales increased 4.3%. Net pricing increased 3.7% and volume increased 0.6%. Favorable foreign exchange translation rates increased sales by 1.9%. Operating income grew 4.8% to $609 million.

Asia/Pacific

In the fourth quarter, reported sales grew 4.0% to $673 million, led by Emerging Markets. Organic sales increased 3.1% as net pricing increased 2.0% and volume increased 1.1%, led by China, Indonesia and Japan, partially offset by volume decreases in Australia and Long Fong. Favorable foreign exchange translation rates increased sales by 0.9%. Operating income increased by 5.3% to $51 million, fueled by Emerging Markets businesses.

For the full year, sales grew 10.7% to $2.57 billion. Organic sales increased 2.2%. Pricing increased 2.5% while volume decreased 0.3%, as soft volume in Australia more than offset strong growth in Japan, Indonesia, and China. The acquisition of Foodstar in China during the third quarter of Fiscal 2011 increased sales 3.1%. Favorable exchange translation rates increased sales by 5.4%. Operating income decreased 6.9% to $206 million primarily due to lower profit in Australia.

Rest of World

In the fourth quarter, reported sales grew 111.1% to $247 million. Organic sales increased 39.5%. Volume increased 27.7%, driven by improvement in Latin America and the Middle East. The acquisition of Quero® in Brazil at the end of Fiscal 2011 increased sales 75.5%. Higher pricing across Latin America increased sales by 11.8%. Foreign exchange translation rates decreased sales 3.9%. Operating income increased 33.5% to $22 million, resulting from stronger volume and pricing, and the Quero® acquisition.

For the full year, sales grew 108.3% to $979 million. Organic sales increased 33.4% as pricing increased 21.5% and volume increased 11.9%, primarily due to increases in Heinz® Ketchup and baby food in Latin America. The acquisition of Quero® in Brazil at the end of Fiscal 2011 increased sales 76.6%. Foreign exchange translation rates decreased sales 1.7%. Operating income increased 96.9% to $105 million.

2012 Investor and Analyst Meeting – Webcast

Heinz will host its 2012 Investor and Analyst Meeting today from 1 – 5 p.m. Eastern Time. The meeting will be hosted by William R. Johnson, Chairman, President and Chief Executive Officer. A Webcast of the meeting will be available to the general public in real-time and archived for playback on the Company Website, www.Heinz.com. The Fiscal Year 2012 presentation is now available on the Company Website and all 2012 Investor and Analyst Meeting presentations will be posted to the Company Website approximately one hour prior to the start of the meeting at 1 p.m.

Dial-In Details (Listen Only):

U.S. Dial-In: 1-877-280-4959

International Dial-In: 1-857-244-7316

Passcode: Heinz

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

•	sales, volume, earnings, or cash flow growth,

•	general economic, political, and industry conditions, including those that could impact consumer spending,

•	competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs,

•	competition from lower-priced private label brands,

•

increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability,

•	the ability to identify and anticipate and respond through innovation to consumer trends,

•	the need for product recalls,

•	the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers,

•	currency valuations and devaluations and interest rate fluctuations,

•	changes in credit ratings, leverage, and economic conditions and the impact of these factors on our cost of borrowing and access to capital markets,

•

our ability to effectuate our strategy, including our continued evaluation of potential opportunities, such as strategic acquisitions, joint ventures, divestitures, and other initiatives, our ability to identify, finance, and complete these transactions and other initiatives, and our ability to realize anticipated benefits from them,

•	the ability to successfully complete cost reduction programs and increase productivity,

•	the ability to effectively integrate acquired businesses,

•	new products, packaging innovations, and product mix,

•	the effectiveness of advertising, marketing, and promotional programs,

•	supply chain efficiency,

•	cash flow initiatives,

•	risks inherent in litigation, including tax litigation,

•	the ability to further penetrate and grow and the risk of doing business in international markets, particularly our emerging markets; economic or political instability in those markets, strikes, nationalization, and the performance of business in hyperinflationary environments, in each case such as Venezuela; and the uncertain global macroeconomic environment and sovereign debt issues, particularly in Europe,

•	changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

•	the success of tax planning strategies,

•	the possibility of increased pension expense and contributions and other people-related costs,

•	the potential adverse impact of natural disasters, such as flooding and crop failures, and the potential impact of climate change,

•	the ability to implement new information systems, potential disruptions due to failures in information technology systems, and risks associated with social media,

•

with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and

•

other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 27, 2011 and reports on Forms 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® meals & snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

Contacts

H.J. Heinz Company

Media:

Michael Mullen, 412-456-5751

Michael.mullen@us.hjheinz.com

or

Investors:

Margaret Nollen, 412-456-1048

Mary Ann Bell, 412-237-9760

H. J. Heinz Company and Subsidiaries

Consolidated Statements of Income

(In Thousands, Except per Share Amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 29, 2012 FY2012	April 27, 2011 FY2011	April 29, 2012 FY2012	April 27, 2011 FY2011
Sales	$3,049,589	$2,888,790	$11,649,079	$10,706,588
Cost of products sold	2,046,312	1,839,147	7,649,549	6,754,048

Gross profit	1,003,277	1,049,643	3,999,530	3,952,540
Selling, general and administrative expenses	701,863	662,365	2,548,362	2,304,350

Operating income	301,414	387,278	1,451,168	1,648,190
Interest income	8,929	7,611	34,615	22,565
Interest expense	75,245	71,997	294,104	275,398
Other expense, net	(4,494)	(2,059)	(8,236)	(21,188)

Income before income taxes	230,604	320,833	1,183,443	1,374,169
Provision for income taxes	53,030	93,949	243,535	368,221

Net income	177,574	226,884	939,908	1,005,948
Less: Net income attributable to the noncontrolling interest	2,232	3,021	16,749	16,438

Net income attributable to H.J. Heinz Company	$175,342	$223,863	$923,159	$989,510

Net income per share attributable to H.J. Heinz
Company common shareholders - diluted	$0.54	$0.69	$2.85	$3.06

Average common shares outstanding - diluted	322,571	324,661	323,321	323,042

Net income per share attributable to H.J. Heinz
Company common shareholders - basic	$0.55	$0.70	$2.87	$3.09

Average common shares outstanding - basic	320,076	321,806	320,686	320,118

Cash dividends per share	$0.48	$0.45	$1.92	$1.80

H. J. Heinz Company and Subsidiaries

Segment Data

(Amounts in thousands)	Fourth Quarter Ended		Fiscal Year Ended
	April 29, 2012 FY2012	April 27, 2011 FY2011	April 29, 2012 FY2012	April 27, 2011 FY2011
Net external sales:
North American Consumer Products	$842,775	$861,824	$3,241,533	$3,265,857
Europe	904,570	893,460	3,441,282	3,236,800
Asia/Pacific	672,983	647,272	2,568,716	2,320,789
U.S. Foodservice	382,215	369,184	1,418,970	1,413,456
Rest of World	247,046	117,050	978,578	469,686

Consolidated Totals	$3,049,589	$2,888,790	$11,649,079	$10,706,588

Operating income (loss):
North American Consumer Products	$192,100	$202,233	$812,056	$832,719
Europe	165,223	166,866	608,829	581,148
Asia/Pacific	51,049	48,493	206,306	221,580
U.S. Foodservice	52,002	37,584	166,298	175,977
Rest of World	22,302	16,702	105,080	53,371
Other:
Non-Operating	(68,553)	(84,600)	(223,084)	(216,605)
Productivity initiatives (a)	(112,709)	—	(224,317)	—

Consolidated Totals	$301,414	$387,278	$1,451,168	$1,648,190

The company’s revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,392,228	$1,262,863	$5,232,607	$4,607,971
Meals and Snacks	1,156,800	1,137,144	4,479,502	4,282,318
Infant/Nutrition	328,318	328,775	1,232,248	1,175,438
Other	172,243	160,008	704,722	640,861

Total	$3,049,589	$2,888,790	$11,649,079	$10,706,588

(a)	Includes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve global manufacturing efficiencies.

H. J. Heinz Company and Subsidiaries

Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company’s press release dated May 24, 2012:

Operating Free Cash Flow Calculation	Fiscal Year Ended	Fourth Quarter
(amounts in thousands)	April 29, 2012 FY 2012	April 29, 2012 FY 2012
Cash provided by operating activities	$1,493,117	$749,603
Capital expenditures	(418,734)	(144,236)
Proceeds from disposals of property, plant and equipment	9,817	2,891

Operating Free Cash Flow	$1,084,200	$608,258

Cash for productivity initiatives (d)	121,935

Operating Free Cash Flow excluding special items	$1,206,135

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Fourth Quarter Ended April 29, 2012
	Volume	+	Price	=	Organic Sales Growth (a)	+	Net Acquisitions/ (Divestitures)	+	Foreign Exchange	=	Total Net Sales Change
Segment:
North American Consumer Products	(1.7%)		2.1%		0.4%		(2.2%)		(0.4%)		(2.2%)
Europe	1.6%		3.7%		5.3%		0.0%		(4.1%)		1.2%
Asia/Pacific	1.1%		2.0%		3.1%		0.0%		0.9%		4.0%
U.S. Foodservice	1.2%		2.3%		3.5%		0.0%		0.0%		3.5%
Rest of World	27.7%		11.8%		39.5%		75.5%		(3.9%)		111.1%
Consolidated Totals	1.5%		3.0%		4.5%		2.4%		(1.3%)		5.6%

	Fiscal Year Ended April 29, 2012
	Volume	+	Price	=	Organic Sales Growth (a)	+	Net Acquisitions/ (Divestitures)	+	Foreign Exchange	=	Total Net Sales Change
Segment:
North American Consumer Products	(2.3%)		2.8%		0.5%		(1.6%)		0.3%		(0.7%)
Europe	0.6%		3.7%		4.3%		0.0%		1.9%		6.3%
Asia/Pacific	(0.3%)		2.5%		2.2%		3.1%		5.4%		10.7%
U.S. Foodservice	(2.2%)		2.6%		0.4%		0.0%		0.0%		0.4%
Rest of World	11.9%		21.5%		33.4%		76.6%		(1.7%)		108.3%
Consolidated Totals	(0.3%)		3.8%		3.5%		3.5%		1.8%		8.8%

Results Excluding Charges for Productivity Initiatives

The following table reconciles the Company’s reported results to results excluding charges for productivity initiatives.

(amounts in thousands, except per share amounts)	Fourth Quarter Ended April 29, 2012
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Sales	$3,049,589		$—		$3,049,589
Gross Profit	$1,003,277		$(58,748)		$1,062,025
Gross Profit Margin	32.9%		(1.9)%		34.8%
SG&A excluding marketing	$576,387		$53,962		$522,425
SG&A excluding marketing as a percentage of sales	18.9%		1.8%		17.1%
Operating Income	$301,414		$(112,710)		$414,124
Effective tax rate	23.0%		23.6%		23.2%
Net income attributable to H.J. Heinz Company	$175,342		$(86,123)		$261,465
Earnings per share- Diluted	$0.55		$(0.27)		$0.81

	Fiscal Year Ended April 29, 2012
	Reported Results	-	Charges for productivity initiatives	=	Results excluding charges for productivity initiatives (b)
Sales	$11,649,079		$—		$11,649,079
Gross Profit	$3,999,530		$(139,830)		$4,139,360
Gross Profit Margin	34.3%		(1.2)%		35.5%
Operating Income	$1,451,168		$(224,317)		$1,675,485
Net income attributable to H.J. Heinz Company	$923,159		$(162,874)		$1,086,033
Earnings per share- Diluted	$2.85		$(0.50)		$3.35
Return on Invested Capital (ROIC)	16.8%		(2.4%)		19.2%

The following table reconciles the Company’s results excluding charges for productivity initiatives to constant currency results for the current period.

(amounts in thousands, except per share amounts)	Results excluding charges for productivity initiatives	-	Currency Translation	-	Currency Translation Hedges	=	Constant Currency Results excluding charges for productivity initiatives
Sales
Fiscal Year Ended April 29, 2012	$11,649,079		190,543		—		$11,458,536	(c)
Fiscal Year Ended April 27, 2011	$10,706,588		—		—		$10,706,588

Change	$942,491						$751,948

% Change	8.8%						7.0%

Earnings per share- Diluted
Fiscal Year Ended April 29, 2012	$3.35		$0.05		$0.02		$3.29	(c)
Fiscal Year Ended April 27, 2011	$3.06		$—		$—		$3.06

Change	$0.29						$0.23

% Change	9.5%						7.5%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Q4 FY12 Emerging Markets	17.0%		(4.5%)		18.2%		30.7%
Q4 FY12 global ketchup	8.3%		(2.5%)		1.0%		6.8%
Q4 FY12 Top 15 brands	4.8%		(1.3%)		4.2%		7.7%
FY12 Emerging Markets	16.4%		(0.4%)		24.9%		40.9%
FY12 global ketchup	8.0%		0.5%		1.2%		9.7%
FY12 Top 15 brands	5.0%		1.7%		5.6%		12.3%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b)	Excludes costs associated with targeted workforce reductions, asset write-offs associated with factory closures and other implementation costs in order to increase manufacturing effectiveness and accelerate productivity on a global scale. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve global manufacturing efficiencies.
(c)	Excludes currency translation versus FY11 average rates as well as current year translation hedge.
(d)	Cash paid for productivity initiatives related to severance and other implementation costs and capital spending. Other implementation costs primarily include professional fees, contract termination and relocation costs for the establishment of a European supply chain hub in the Netherlands and to improve global manufacturing efficiencies.

(Totals may not add due to rounding)

H. J. Heinz Company

Non-GAAP Performance Ratios

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year.

	2006*	2007*	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010
Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%

Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%

Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%

	Q111	Q211	Q311	Q411	2011	Q112	Q212	Q312	Q412**	2012**
Total Heinz (Continuing Operations):
Volume	2.5%	0.3%	0.5%	(0.3%)	0.7%	(0.7%)	(2.9%)	0.4%	1.5%	(0.3%)
Price	1.1%	0.6%	1.2%	1.9%	1.2%	3.8%	4.4%	4.2%	3.0%	3.8%
Acquisition	0.1%	0.1%	1.2%	1.1%	0.6%	4.6%	5.0%	3.6%	3.1%	4.0%
Divestiture	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	(0.6%)	(0.7%)	(0.7%)	(0.5%)
Exchange	(2.1%)	(2.3%)	(1.4%)	3.3%	(0.5%)	7.2%	2.4%	(0.4%)	(1.3%)	1.8%

Total Change in Net Sales	1.6%	(1.2%)	1.5%	6.0%	2.0%	14.9%	8.3%	7.2%	5.6%	8.8%

Total Organic Growth (a)	3.6%	0.9%	1.7%	1.6%	1.9%	3.1%	1.5%	4.6%	4.5%	3.5%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.
*	Fiscal 2007 had one less week than Fiscal 2006
**	Fiscal 2012 had 2 extra business days than Fiscal 2011

(Totals may not add due to rounding)